UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported):   September 6, 2005

 KFX INC.
 (Exact name of Registrant as specified in its charter)

Delaware	0-23634	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

55 Madison Street, Suite 745 Denver, Colorado, USA		80206
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 not applicable
(Former name or former address, if changed since last report)

Section 7.  Regulation FD

Item 7.01  Regulation FD Disclosure

750,000 tons per year Gillette, Wyoming Project Update

We remain on schedule to begin production at our 750,000 tons per year (TPY) Gillette, Wyoming facility in the fourth quarter of 2005. During the month of August, we entered the final phases of construction and began the testing and commissioning process.

We have completed the installation of various condensers and heat exchangers, the cooling tower, the MK tower and applicator, and various electrical and instrumentation work including the installation of the primary electrical lines as well as energizing the motor control center and primary transformer to the facility.  Installation of water treatment equipment, piping and membranes has also been completed.  We also partially completed conveyor support steel work and conveyor installation for both raw feedstock coal and K-FuelTM to and from our storage and load-out silos.  Construction of our third product silo, to meet rail road loading requirements and which will be required for expanded operations in the future, is also progressing.  1,260 cubic yards of concrete have been poured for the 14,400 ton coal silo, the largest in the PRB basin, and the foundation slip forms are being prepared for an additional 3,000 cubic yards of concrete to erect the structure to 210 feet.  Operations have also begun to open our coal pit, including improvements to our pit access road and burden (dirt) removal of approximately 300,000 cubic yards.  The uncovered coal will be the initial supply for our facility.

As part of commissioning, additional process engineering is being performed to achieve substantial improvements in steam efficiency to lower our natural gas requirements, and thus improve the economics of the facility, prior to initial production and while we await the permit for a coal-fired boiler.

Please visit www.kfx.com for more information and to view the most recent construction photos of our 750,000 tons per year facility.

Section 8.  Other Events

Item 8.01  Other Events

Please see Item 7.01 above.

Section 9.  Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit
Number	Exhibit Title or Description
99	Photographs depicting plant construction and installation of processing vessels

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFx Inc.

Date: September 6, 2005	By: /s/ Matthew V. Elledge
Matthew V. Elledge
Vice President and Chief Financial Officer

KFx INC.
EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

99	Photographs depicting plant construction and installation of processing vessels